Bank of Hawai‘i Corporation third quarter 2022 financial report October 24, 2022 Exhibit 99.2 this presentation, and other statements made by the Company in connection with it, may contain forward-looking statements concerning, among other things, forecasts of our financial results and condition, expectations for our operations and business prospects, and our assumptions used in those forecasts and expectations. we have not committed to update forward-looking statements to reflect later events or circumstances. disclosure 2 forward-looking statements unemployment experience & forecast source: University of Hawaii Economic Research Organization (UHERO), seasonally adjusted August and September 2022 unemployment rate from Hawaii Department of Business, Economic Development, and Tourism (DBEDT) Hawaii unemployment rate 3

4 visitor arrivals monthly by market, indexed to January 2017 Aug-22 source: Hawaii Department of Business, Economic Development, and Tourism (DBEDT)

revenue per available room revenue per available room (RevPAR) 5 source: Hawaii Department of Business, Economic Development, and Tourism (DBEDT) Aug-22

strong real estate market Oahu market indicators – Sep 2022 6 continued strength in Oahu real estate source: Honolulu Board of Realtors, compiled from MLS data

3Q financial update

balanced core loan growth $ in millions 8 annual growth rate commercial consumer $13,322 note: numbers may not add up due to rounding, CAGR, annual growth rate, and q-o-q core loan growth exclude PPP market share includes four banks: Bank of Hawai‘i, First Hawaiian Bank, American Savings Bank (ASB), and Central Pacific Bank, excludes mainland loans, note: mainland loans not disclosed for ASB and assumed to be zero 2016 – 2022 YTD CAGR commercial: 6.8% consumer: 7.4%

low cost, long duration deposits $ in billions 9 2016 – 2022 YTD CAGR: 6.8% source: S&P Capital IQ, S&P Regional Banking Index excluding banks greater than $50bn as of 1/4/22 3Q22 sustainable NII growth $ in millions 10 note: core NII and NIM excludes PPP and significant items; numbers may not add up due to rounding $5.5

11 asset sensitive note: numbers may not add up due to rounding disciplined expenses $ in millions 12 modest decrease in core expenses and steady investment in innovation note: numbers may not add up due to rounding financial summary $ in millions, except per share amounts 13 note: numbers may not add up due to rounding ample liquidity loan to deposit ratio compared with peers strong liquidity to fund continued growth 14 note: S&P Regional Banking Index excluding banks greater than $50bn as of 1/4/22, weighted average peers by total assets as of 2Q22 local peer bank average contains BOH, FHB, CPB, ASB, and TBNK; data unavailable for ASB prior to 2008 and FHB prior to 2011

15 strong risk-based capital fortress capital position note: 3Q22 regulatory capital ratios are preliminary; KBW Regional Banking Index (KRX) as of 1/4/22

3Q credit update

loan portfolio excluding PPP 17 40% commercial 73% real estate secured wtd avg LTV 57% 57% w/ BOH ≥ 10 yrs avg balance $0.7MM CRE C&I residential mortgage home equity auto leasing other consumer construction 60% consumer 84% real estate secured wtd avg LTV 55% 58% w/ BOH ≥ 10 yrs 80% of portfolio secured with quality real estate with combined weighted average loan to value of 56% note: excludes $23MM in PPP loan balances including deferred costs and fees credit quality 18 * 81% of total criticized in CRE with 61% wtd avg LTV production quality 19 commercial consumer

reserve trend 20 $ in millions allowance for credit losses note: balances and coverage ratio based on allowance for credit losses – loans and leases other highlights

Hawai‘i’s Best Bank 22 12 consecutive years

Q & A